Exhibit 4.5

FIRST AMENDMENT TO CREDIT AGREEMENT

This First Amendment to Credit Agreement (this “Amendment”), dated as of December 20, 2021 (the “First Amendment Closing Date”), is by and among T3 COMMUNICATIONS, INC., a Nevada corporation (the “Company”), the subsidiary guarantors identified on the signature pages hereto (each a “Guarantor” and collectively, the “Guarantors”; the Company and the Guarantors are each referred to herein individually as a “Loan Party” and collectively as the “Loan Parties”), the Lenders party hereto, and POST ROAD ADMINISTRATIVE LLC, a Delaware limited liability company, as administrative agent for the Lenders (together with its successors and assigns in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Company, the Guarantors, the Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of November 17, 2020 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”); and

WHEREAS, the Loan Parties have requested that the Administrative Agent and the Lenders amend certain provisions of the Credit Agreement to, among other things, recapitalize Term Loan B into Term Loan A, and the Administrative Agent and the Lenders are willing to do so, in each case on and subject to the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the agreements contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:

1. Definitions. Capitalized terms used herein (including in the Recitals hereto, which are hereby incorporated) and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement, as amended hereby.

2. Recapitalization. The parties hereto agree that, notwithstanding anything contained in the Credit Agreement or any Loan Document to the contrary, as of the First Amendment Closing Date, Term Loan B shall be recapitalized and an amount equal to the sum of the following shall be added to the principal amount of Term Loan A: (i) all outstanding principal due and payable with respect to Term Loan B as of the First Amendment Closing Date, plus (ii) thirty hundredths (0.30) times the original principal amount of Term Loan B. Notwithstanding the terms and provisions of the Term Loan A Note and the Term Loan B Note, on the First Amendment Closing Date the Company will make a one-time special cash payment (in lieu of the amount of interest that would otherwise be paid in-kind pursuant to Section 3.3 of the Credit Agreement) with respect to the interest on the unpaid principal amounts of Term Loan A in the amount of $80,402.41 and Term Loan B in the amount of $26,273.03, each due from the period of time commencing on December 1, 2021 until (but excluding) the First Amendment Closing Date. For the avoidance of doubt, the principal balance of Term Loan A as of the date of the First Amendment Closing Date (after giving effect to the recapitalization pursuant to this Section 2) is $22,168,515.30, consisting of (i) $11,062,328.28 of outstanding principal on Term Loan A, (ii) $3,687,442.75 of outstanding principal on Term Loan B (to be recapitalized pursuant to this Section 2), (iii) $6,000,000 of principal on the Delayed Draw Loan, (iii) a $368,744.28 amendment fee, and (iv) a $1,050,000 fee relating to Term Loan B.

3. Amendments to Credit Agreement. Subject to the terms and conditions contained herein, the Company, the Administrative Agent and the Lender hereby amend the Credit Agreement as follows:

(a) The following defined terms in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“EBITDA means, for any period, Consolidated Net Income for such period, plus, (a) in each case, without duplication and only to the extent deducted in determining such Consolidated Net Income: (i) Interest Expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) professional fees and other fees, costs and expenses with respect to the transactions contemplated by this Agreement (including with respect to the acquisitions consummated on or about the Closing Date) incurred by the Loan Parties during such period in an aggregate amount not to exceed $200,000; (v) one-time non- recurring expenses not exceeding $200,000 per year in the aggregate; and (vi) amounts paid by the Company with respect to board fees and expenses, in an amount not exceeding $50,000 per year in the aggregate; minus (b) without duplication and to the extent included in determining such Consolidated Net Income, proceeds of insurance, other than business interruption insurance.”

“Maturity Date means the earlier of (A) (i) November 17, 2024 with respect to Term Loan A and (ii) November 17, 2024 with respect to the Delayed Draw Loan, or (B) the date to which the Obligations are accelerated pursuant to ARTICLE XIII.”

“Note means, individually and collectively, the Term Loan A Note and the Delayed Draw Term Note, each as the same may be amended, restated or otherwise modified from time to time, together with any joinders thereto from time to time.”

(b) Section 1.1 of the Credit Agreement is hereby amended by inserting the following new definitions in appropriate alphabetical order therein:

“Delayed Draw Account means a deposit account at Wells Fargo Bank, N.A. that, if applicable pursuant to Section 6 of the First Amendment, shall be established by the Company after the First Amendment Closing Date pursuant to Section 6 of the First Amendment, subject to the terms and provisions of a blocked Control Agreement, in which the proceeds of the Delayed Draw Loan shall be maintained until the Skynet Acquisition Effective Date pursuant to the terms and conditions of Section 6 of the First Amendment.”

“First Amendment means that certain First Amendment to Credit Agreement dated as of the First Amendment Closing Date by and among the Company, the Guarantors, the Lenders and the Administrative Agent.”

“First Amendment Closing Date means December 20, 2021.”

“Skynet Acquisition means that certain asset Acquisition as contemplated by the Skynet Acquisition Documents.”

“Skynet Acquisition Agreement means that certain Asset Purchase Agreement dated on or about the Skynet Acquisition Effective Date by and among Shift8, Paul Golibart and Jerry Ou, each an individual resident in the State of Texas, and Skynet Telecom, LLC, a Texas limited liability company (as the same may be amended, restated or otherwise modified from time to time).”

“Skynet Acquisition Documents means the Skynet Acquisition Agreement and any escrow agreement, representation and warranty insurance policy, restrictive covenant agreement, bill of sale, assignment and assumption agreement, real estate contract, special warranty deed, assignment of intellectual property, consulting agreement, management agreement, employment agreement, non-compete agreement, transition services agreement, and side-letter agreement entered into in connection therewith and any and all of the other binding instruments and agreements executed or delivered in connection with the Skynet Acquisition.”

“Skynet Acquisition Effective Date means the date on which each of the conditions contained in Section 5 of the First Amendment are satisfied in the Administrative Agent’s sole and absolute discretion.”

(c) The Credit Agreement is hereby amended by deleting all references to the terms “Term Loan B”, “Term Loan B Commitment”, and “Term Loan B Note” throughout the Credit Agreement.

(d) Section 4.4 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“4.4 Premium. Concurrently with each prepayment of the Loans (other than regularly scheduled installments and mandatory prepayments under Sections 6.2(d) and 6.2(e)), whether such prepayment occurs prior to, on or after the Maturity Date, the Company agrees to pay to the Administrative Agent, for the ratable benefit of the Lenders, a premium (“Premium”) equal to:

(a) for each prepayment on or before November 17, 2021, 12.0% of the principal amount of the Loans being prepaid;

(b) for each prepayment after November 17, 2021 but on or before November 16, 2022, 10.0% of the principal amount of the Loans being prepaid;

(c) for each prepayment after November 17, 2022 but on or before November 16, 2023, 8.0% of the principal amount of the Loans being prepaid; and

(d) for each prepayment after November 17, 2023 0.00% of the principal amount of the Loans being prepaid.

In addition to the foregoing Premiums, if the Company repays or prepays the Loans hereunder at any time, the Company agrees to pay to Administrative Agent, for the ratable benefit of the Lenders, an exit fee equal to 3.0% of the principal amount of the Loans being repaid or prepaid.”

(e) Section 6.3 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“6.3 Application of Prepayments. All prepayments shall be applied as follows:

(a) first, to all fees (other than Premium) and expenses then due and owing to the Administrative Agent and the Lenders;

(b) second, to accrued and unpaid interest on Term Loan A and the Delayed Draw Loan on a pari passu basis;

(c) third, to any unpaid applicable Premium then due and owing with respect to Term Loan A and the Delayed Draw Loan on a pari passu basis; and

(d) last, to the remaining scheduled installments of principal of Term Loan A and the Delayed Draw Loan on a pari passu basis in the inverse order of maturity, unless an Event of Default exists, in which case the provisions of Section 7.2 shall be applicable with respect to application of the proceeds thereof.”

(f) Section 10.6 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“10.6 Use of Proceeds. Use (a) all of the proceeds of the Closing Date Loans solely (i) to fund the ActivePBX Acquisition and the Nexogy Acquisition, (ii) to provide growth capital, and (iii) to pay for transaction fees and expenses; (b) $3,700,000 of the Delayed Draw Loans, which shall be deposited into the Company’s deposit account at Wells Fargo Bank N.A. (subject to the Control Agreement dated as of the Closing Date), solely to fund the Skynet Acquisition on the Skynet Acquisition Effective Date (subject to Section 6 of the First Amendment); (c) $500,000 of the Delayed Draw Loans, which shall be deposited into the Company’s deposit account at Wells Fargo Bank N.A. (subject to the Control Agreement dated as of the Closing Date), solely for general corporate and working capital purposes (subject to Section 6 of the First Amendment); and (d) $1,800,000 of the Delayed Draw Loans, which shall be deposited into the Company’s deposit account at Wells Fargo Bank N.A. (subject to the Control Agreement dated as of the Closing Date), solely for professional fees and other fees, costs and expenses with respect to the transactions contemplated by the First Amendment (subject to Section 6 of the First Amendment).”

(g) Section 11.4 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“11.4 Restricted Payments. Each Loan Party shall not, and not permit any of its Subsidiaries to, make any Restricted Payments, except:

(a) any Subsidiary may pay dividends or make other distributions to the Company or to a domestic Wholly-Owned Subsidiary, in the ordinary course of business;

(b) Tax Distributions by its Subsidiaries to the Company, and conforming distributions from the Company to its equity holders;

(c) any payment with respect to the earnout obligation pursuant to Section 2.1(iii) of the ActivePBX Acquisition Agreement so long as no Event of Default or Unmatured Event of Default exists or would result from a distribution in respect of such earnout obligation; and

(d) any payment with respect to (i) the earnout obligation pursuant to Section 3.03 of the Skynet Acquisition Agreement and (ii) the contingent payment obligation pursuant to Section 3.04 of the Skynet Acquisition Agreement, each so long as no Event of Default or Unmatured Event of Default exists or would result from a distribution in respect of such earnout obligation or contingent payment obligation and so long as each such payment is at all times subject to the applicable Subordination Agreement.

For the avoidance of doubt, no Loan Party shall make any Restricted Payments to Parent unless at any time the Required Lenders expressly shall consent otherwise in writing.”

(h) Section 11.12.4 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“11.12.4 Minimum Liquidity. Each Loan Party shall not suffer or permit the aggregate amount of cash on hand of the Company and its Subsidiaries to be less than (i) $1,000,000.00 as of the end of the Fiscal Quarter ending December 31, 2020; (ii) $1,250,000.00 as of the end of the Fiscal Quarter ending March 31, 2021; (iii) $1,500,000.00 as of the end of the Fiscal Quarters ending June 30, 2021, September 30, 2021 and December 31, 2021; and (iv) $1,500,000.00 as of the last day of each subsequent Fiscal Quarter thereafter.”

(i) A new Section 11.12.8 shall be added to the Credit Agreement in numerical order therein as follows:

“11.12.7 Notwithstanding anything in this Section 11.12 to the contrary, effective as of the First Amendment Closing Date, none of the financial covenants contained in this Section 11.12 shall be tested with respect to the Fiscal Quarter ending December 31, 2021 other than Section 11.12.4 (Minimum Liquidity) and Section 11.12.6 (Fixed Charge Coverage Ratio). For the avoidance of doubt, all financial covenants contained in this Section 11.12 shall be tested with respect to the Fiscal Quarter ending March 31, 2022 and thereafter pursuant to the terms and conditions hereof.”

(j) Section 12.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“12.2 Delayed Draw Conditions.

12.2.1 Pro-forma compliance with all financial covenants contained in Section 11.11;

12.2.2 the proceeds of such Delayed Draw Loans shall be used solely to finance Permitted Acquisitions together with transaction fees associated therewith, growth Capital Expenditures, and/or other growth initiatives, each as approved by the Administrative Agent in its sole discretion;

12.2.3 the borrowing date of any Delayed Draw Loan shall be no later than May 17, 2022;

12.2.4 the Administrative Agent shall have received a certificate of a Senior Officer of the Company certifying as to all of the foregoing and the matters set forth in Section 12.3; and

12.2.5 the Administrative Agent shall have received an executed Borrowing Notice.”

(k) Annex A of the Credit Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit A attached hereto.

(l) Exhibit D (Form of Compliance Certificate) of the Credit Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit B attached hereto.

4. Conditions Precedent. The amendments contained in Section 3 above are subject to, and contingent upon, Administrative Agent receiving each of the following items, each in form and substance acceptable to Administrative Agent, unless waived in writing by Administrative Agent in its sole and absolute determination:

(a) a duly executed counterpart of this Amendment signed by each of the parties hereto;

(b) a duly executed opinion of Lucosky Brookman LLP, counsel to the Loan Parties, in form and substance satisfactory to the Administrative Agent;

(c) for each Loan Party, such Loan Party’s (a) charter (or similar formation document), certified by the appropriate Governmental Authority; (b) good standing certificates in its state of incorporation (or formation) and in each other state where it is required to file for authority to do business pursuant to the respective laws of such state; (c) bylaws (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of its officers executing any of the Loan Documents and authorized to submit a Notice of Borrowing (it being understood that the Administrative Agent and Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by an authorized officer as being in full force and effect without modification;

(d) evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b) of the Credit Agreement, together with evidence that the Administrative Agent has been named as an additional insured on all related policies of liability insurance, lender’s loss payee on all related policies of casualty insurance, a loss payable endorsement on all related policies of casualty insurance, and a collateral assignment of all policies of business interruption insurance;

(e) a duly executed certificate of a Senior Officer of the Company certifying as to the matters set forth in Sections 12.2 and 12.3 of the Credit Agreement;

(f) certified copies of lien search reports dated a date reasonably near to the Closing Date, listing all effective Liens against which name any Loan Party (under their present names and any previous names), along with copies of any financing statements or documentation associated with such Liens;

(g) a true and correct copy of the then-current draft of the Skynet Acquisition Agreement in form and substance acceptable to Administrative Agent, which will be attached hereto as Exhibit C;

(h) payment of an amendment fee in the amount of $368,744.28 (the “First Amendment Fee”), which First Amendment Fee shall be fully earned when due and payable, shall be nonrefundable and shall be capitalized into the outstanding balance of the Loans; and

(i) such other documents, certificates, schedules, exhibits, instruments and agreements as Administrative Agent shall reasonably request.

For the avoidance of doubt, upon the disbursement by Lender to the Company of the Delayed Draw Loans on the First Amendment Closing Date, the Delayed Draw Commitment of the Lender shall be terminated.

5. Conditions Subsequent. The obligation of Lender to disburse, or cause to be disbursed, to Company any portion of the Delayed Draw Loans is subject to the following further conditions subsequent, each in form and substance acceptable to Administrative Agent, unless waived in writing by Administrative Agent in its sole and absolute determination:

(a) a duly executed Collateral Assignment of Acquisition Documents dated on or about the Skynet Acquisition Effective Date with respect to the Skynet Acquisition Documents;

(b) if applicable pursuant to Section 6 of this Amendment, a duly executed blocked Control Agreement in respect of the Delayed Draw Account;

(c) if applicable pursuant to Section 6 of this Amendment, evidence that the Company opened, or caused to be opened, the Delayed Draw Account at Wells Fargo Bank N.A.;

(d) a duly executed Subordination Agreement dated on or about the Skynet Acquisition Effective Date with respect to the earnout obligations pursuant to the Skynet Acquisition Agreement;

(e) certified copies of lien search reports dated a date reasonably near to the Closing Date, listing all effective Liens against which name Parent (under their present names and any previous names), along with copies of any financing statements or documentation associated with such Liens;

(f) evidence that the Skynet Acquisition shall have been consummated substantially in accordance with the terms of the Skynet Acquisition Agreement attached hereto as Exhibit C (any and all deviations between the Skynet Acquisition Agreement attached hereto as Exhibit C and the proposed final version must be approved by Administrative Agent in its sole discretion), and all other applicable documentation and in compliance with all applicable law and regulatory approvals, without any amendment or waiver of any material condition or other material provision thereof except as approved by the Administrative Agent;

(g) duly executed Landlord Agreements dated on or about the Skynet Acquisition Effective Date from each the lessor(s) of any leased real property in connection with the Skynet Acquisition;

(h) after giving effect to the Skynet Acquisition, pro-forma compliance with all financial covenants contained in Section 11.11 of the Credit Agreement, including, without limitation, compliance with the $1,500,000 Minimum Liquidity requirement pursuant to Section 11.12.4 of the Credit Agreement, as amended hereby; and

(i) such other documents, certificates, schedules, exhibits, instruments and agreements as Administrative Agent shall reasonably request.

6. Deadline for Use of Delayed Draw Loans and Alternate Delayed Draw Loans Use of Proceeds. Notwithstanding Section 10.6 of the Credit Agreement or Section 5 of this Amendment, if, after the First Amendment Closing Date the conditions subsequent contained in Section 5 of this Amendment cannot be satisfied and the Skynet Acquisition cannot be consummated on or before December 31, 2021, the Company hereby covenants and agrees that it shall either (i) establish the Delayed Draw Account at Wells Fargo Bank, N.A. (subject to the terms and provisions of a blocked Control Agreement) and transfer all proceeds of the Delayed Draw Loan to the Delayed Draw Account, each not later than January 14, 2022, or (ii) immediately prepay the Delayed Draw Term Loan in an amount equal to all Delayed Draw Loan proceeds (less any amounts necessary for professional fees and other fees, costs and expenses with respect to the transactions contemplated by this Amendment in accordance with Section 10.6 of the Credit Agreement) in accordance with Sections 4.4, 6.1, and 6.3 of the Credit Agreement. If the Delayed Draw Account is established pursuant to the foregoing sentence and, thereafter, the conditions subsequent contained in Section 5 of this Amendment cannot be satisfied and the Skynet Acquisition cannot be consummated, notwithstanding Section 10.6 of the Credit Agreement or Section 5 of this Amendment, the Company hereby covenants and agrees that it shall either (y) use the proceeds of the Delayed Draw Loans in the Delayed Draw Account to finance another Permitted Acquisition together with transaction fees associated therewith, growth Capital Expenditures, and/or other growth initiatives, each as approved by the Administrative Agent in its sole discretion, on or before the six (6) month anniversary of the First Amendment Closing Date and so long as Administrative Agent receives such documents, certificates and information as the Administrative Agent may request in relation thereto in its sole discretion, or (z) immediately prepay the Delayed Draw Term Loan in an amount equal to all funds remaining in the Delayed Draw Account at such time in accordance with Sections 4.4, 6.1, and 6.3 of the Credit Agreement. For the avoidance of doubt, failure of the Company or any Loan Party to comply with Section 10.6 of the Credit Agreement or this Section 6 of this Amendment shall constitute an immediate Event of Default.

7. Financial Covenant Amendments. As soon as practicable and, in any event, not later than January 31, 2022, Company shall furnish to the Administrative Agent consolidated and consolidating financial projections for the Company and its Subsidiaries for the Fiscal Year ending December 31, 2022 through and including the Fiscal Year ending December 31, 2024 (which projections shall include all contemplated future acquisitions and monthly operating and cash flow budgets), in a manner consistent with the projections delivered by the Company to the Lenders prior to the First Amendment Closing Date (or otherwise in a manner satisfactory to the Administrative Agent), accompanied by a certificate of a Senior Officer of the Company on behalf of the Company certifying that (a) such projections were prepared by the Company in good faith, (b) the Company has a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions. Based on the Administrative Agent’s review of the foregoing projections, the Administrative Agent, in its sole and absolute discretion, may amend the financial covenants contained in Section 11.11 of the Credit Agreement to reflect, among other things, such projections and the consummation of the Skynet Acquisition (if applicable).

8. Costs, Expenses and Taxes. Without limiting the obligation of the Loan Parties to reimburse Administrative Agent (and, as applicable, Lenders) for all costs, fees, disbursements and expenses incurred by Administrative Agent and Lenders as specified in the Credit Agreement, as amended by this Amendment, the Loan Parties agree to pay on demand all costs, fees, disbursements and expenses of Administrative Agent in connection with the preparation, execution and delivery of this Amendment and the other agreements, modifications, instruments and documents contemplated hereby (collectively, the “Transaction Documents”), including, without limitation, reasonable attorneys’ fees and expenses.

9. Representations, Warranties and Covenant of the Loan Parties. Each Loan Party hereby jointly and severally hereby represents and warrants to Administrative Agent and Lender, which representations and warranties shall survive the execution and delivery hereof, that on and as of the date hereof and after giving effect to this Amendment:

(a) Each Loan Party has the limited liability company power and authority to execute and deliver this Amendment and the Transaction Documents to which it is a party (and perform its respective obligations hereunder and thereunder). This Amendment and the Transaction Documents to which such Loan Party is a party have been duly authorized by such Loan Party. This Amendment, the Transaction Documents to which such Loan Party is a party, and the Credit Agreement (as amended by this Amendment) each constitute the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar law affecting creditor’s rights generally and general principles of equity;

(b) Each Loan Party’s representations and warranties set forth in the Credit Agreement and in the other Loan Documents are true, correct and complete in all material respects (or, if any such representation or warranty is by its terms qualified by concepts of materiality, such representation or warranty is true and correct in all respects) on and as of the date hereof except to the extent that such representations and warranties expressly related solely to an earlier date, in which case such representations were true, correct and complete in all material respects (or, if any such representation or warranty is by its terms qualified by concepts of materiality, such representation or warranty is true and correct in all respects) on and as of such earlier date;

(c) All Obligations now due or payable by any Loan Party to Lenders or Administrative Agent are unconditionally owing by such Loan Party to Lenders and Administrative Agent, without offset, defense or counterclaim of any kind, nature or description whatsoever; and

(d) No Default or Event of Default shall have occurred and be continuing, and no “Default” or “Event of Default” shall have occurred and be continuing under the Loan Documents or the Mezzanine Documents, as of the date hereof or shall occur immediately after giving effect to this Amendment.

Each Loan Party acknowledges that Administrative Agent and Lenders are specifically relying upon the representations, warranties and agreements contained in this Amendment and that such representations, warranties and agreements constitute a material inducement to Administrative Agent and Lenders in entering into this Amendment.

10. Release by Loan Parties. In further consideration of the execution of this Amendment by Administrative Agent and Lenders, each Loan Party (on behalf of itself and its shareholders, directors, members, managers, partners, officers, affiliates, successors and assigns) hereby unconditionally, absolutely and irrevocably forever remises, releases, acquits, satisfies and forever discharges Administrative Agent and Lender and their respective successors, assigns, affiliates, parent entities, officers, employees, directors, shareholders, agents and attorneys (collectively, the “Releasees”) from any and all claims, demands, liabilities, disputes, damages, suits, controversies, penalties, fees, costs, expenses, actions and causes of action (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent (all of the foregoing, “Claims”), that such Loan Party (or any of its respective shareholders, directors, members, managers, partners, officers, affiliates, successors or assigns) occurring on or before the date hereof, from any or all of the Releasees, which arise from or relate to any actions, omissions, conditions, events, or any other circumstances whatsoever on or prior to the date hereof, including, without limitation, with respect to the Obligations, any Collateral, the Credit Agreement, the transactions relating thereto or hereto, and any other Loan Document, other than for the gross negligence or willful misconduct of Administrative Agent as finally determined in a non-appealable order of a court of competent jurisdiction.

11. Reference to Credit Agreement; No Waiver.

(a) References. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement, as amended hereby. The term “Loan Documents” as defined in Section 1.1 of the Credit Agreement shall include (in addition to the Loan Documents described in the Credit Agreement) this Amendment and the other Transaction Documents.

(b) No Waiver. The failure of Administrative Agent (or, as applicable, Lenders), at any time or times hereafter, to require strict performance by Loan Parties of any provision or term of the Credit Agreement, this Amendment or the other Loan Documents shall not waive, affect or diminish any right of Administrative Agent (or, as applicable, Lenders) hereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver by Administrative Agent or Lenders of a breach of this Amendment or any Event of Default under the Credit Agreement shall not, except as expressly set forth in a writing signed by Administrative Agent, suspend, waive or affect any other breach of this Amendment or any Event of Default under the Credit Agreement, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of the Loan Parties contained in this Amendment, shall be deemed to have been suspended or waived by Administrative Agent or Lenders unless such suspension or waiver is (i) in writing and signed by Administrative Agent and (ii) delivered to the Loan Parties. In no event shall Administrative Agent’s and Lenders’ execution and delivery of this Amendment establish a course of dealing among Administrative Agent, Lenders, Loan Parties or any other obligor, or in any other way obligate Administrative Agent or Lenders to hereafter provide any amendments or waivers with respect to the Credit Agreement. The terms and provisions of this Amendment shall be limited precisely as written and shall not be deemed (x) to be a consent to any amendment or modification of any other term or condition of the Credit Agreement or of any of the Loan Documents (except as expressly provided herein); or (y) to prejudice any right or remedy which Administrative Agent or any Lender may now have under or in connection with the Credit Agreement or any of the Loan Documents. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Administrative Agent or any Lender under the Credit Agreement or any of the Loan Documents, or any Default or Event of Default under the Credit Agreement. It is the intention of the parties hereto that the execution and delivery of this Amendment does not effectuate a novation of the liabilities and obligations of the Loan Parties to Administrative Agent or Lenders with respect to the Loans, but merely serves as a modification of certain terms thereof.

(c) Full Force and Effect. The Credit Agreement and all Loan Documents, in each case as amended hereby, shall remain in full force and effect and are hereby ratified and confirmed.

(d) Reaffirmation of Security Interest. Each Loan Party hereby ratifies and reaffirms any and all grants of Liens to Administrative Agent in, to and on the Collateral as security for the Obligations, and the Company acknowledges and confirms that the grants of the Liens to Administrative Agent for the benefit of itself and Lenders in, to and on the Collateral: (i) represent continuing Liens on all of the Collateral, (ii) secure the indefeasible payment in full in cash all of the Obligations when due or declared due in accordance with the terms of the Credit Agreement, and (iii) represent valid and first priority perfected Liens on all of the Collateral (subject only to Permitted Liens).

12. Miscellaneous. Titles and headings herein are solely for the convenience of the parties and are without substantive legal meaning. This Amendment may only be amended or modified by a writing signed by Administrative Agent, Required Lenders and the Loan Parties. Neither this Amendment nor any uncertainty or ambiguity herein shall be construed or resolved against Administrative Agent or Lenders, whether under any rule of construction or otherwise.

13. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, the Loan Parties may not assign any of its rights or obligations under this Amendment without the prior written consent of Administrative Agent.

14. Severability. Wherever possible, each provision of this Amendment shall be interpreted in such a manner so as to be effective and valid under applicable law, but if any provision of this Amendment is held to be prohibited by or invalid under applicable law, such provision or provisions shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Amendment.

15. Counterparts. This Amendment may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument, admissible into evidence.

16. Facsimile. A signature hereto sent or delivered by facsimile or other electronic means shall be as legally binding and enforceable as a signed original for all purposes.

17. Governing Law. This Amendment and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

18. Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF NEW YORK COUNTY, THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; OR, IF THE ADMINISTRATIVE AGENT INITIATES SUCH ACTION, IN ADDITION TO THE FOREGOING COURTS, ANY COURT IN WHICH THE ADMINISTRATIVE AGENT SHALL INITIATE OR TO WHICH THE ADMINISTRATIVE AGENT SHALL REMOVE SUCH ACTION, TO THE EXTENT SUCH COURT OTHERWISE HAS JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY CONSENTS AND SUBMITS IN ADVANCE TO THE JURISDICTION OF SUCH COURTS IN ANY ACTION OR PROCEEDING COMMENCED IN OR REMOVED BY THE ADMINISTRATIVE AGENT TO ANY OF SUCH COURTS, HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND HEREBY AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH LOAN PARTY AT THE ADDRESS SET FORTH IN SECTION 15.3 OF THE CREDIT AGREEMENT. EACH LOAN PARTY WAIVES ANY CLAIM THAT ANY COURT HAVING SITUS IN NEW YORK COUNTY, NEW YORK, IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE. SHOULD ANY LOAN PARTY, AFTER BEING SO SERVED, FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE PERIOD OF TIME PRESCRIBED BY LAW AFTER THE MAILING THEREOF, SUCH LOAN PARTY SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY THE ADMINISTRATIVE AGENT AGAINST SUCH LOAN PARTY AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. THE EXCLUSIVE CHOICE OF FORUM FOR THE LOAN PARTIES SET FORTH IN THIS SECTION 18 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT, BY THE ADMINISTRATIVE AGENT, OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING, BY THE ADMINISTRATIVE AGENT, OF ANY ACTION TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE JURISDICTION, AND EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES THE RIGHT TO COLLATERALLY ATTACK ANY SUCH JUDGMENT OR ACTION.

19. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.

20. Tax Treatment of the New Principal Amount. Notwithstanding anything to the contrary contained in this Amendment and solely for all U.S. federal, state and local income tax purposes, the parties hereby agree that the Lenders’ advance of the New Principal Amount shall be treated as a new loan rather than a modification of the existing Loans under the Credit Agreement, and, as a result, Treasury Regulation 1.1001-3 shall not apply to the incurrence of the New Principal Amount. The Lenders and the Company hereby agree that they shall report the transaction consistent with this approach and shall not take any inconsistent position on any U.S. federal, state or local tax filing or with any governmental authority, in each case without the express written consent of the other party.

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned have duly executed this First Amendment to Credit Agreement as of the date first above written.

COMPANY:

T3 COMMUNICATIONS, INC., a Nevada corporation, as the Company

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	CEO

[Signature Page to First Amendment to Credit Agreement]

ADMINISTRATIVE AGENT:

POST ROAD ADMINISTRATIVE LLC

By:	/s/ Michael Bogdan
Name:	Michael Bogdan
Title:	Authorized signatory

LENDERS:

POST ROAD SPECIAL OPPORTUNITY FUND II LP

By:	/s/ Michael Bogdan
Name:	Michael Bogdan
Title:	Authorized Signatory

[Signature Page to First Amendment to Credit Agreement]

EXHIBIT A

TO FIRST AMENDMENT TO CREDIT AGREEMENT

Annex A to Credit Agreement

ANNEX A

LENDERS, COMMITMENTS AND PRO RATA SHARES

Lender:	Term Loan A Commitment	Delayed Draw Commitment	Pro Rata Share
Post Road Special Opportunity Fund II LP	$22,168,515.30	$6,000,000	100%
Total	$22,168,515.30	$6,000,000	100%

EXHIBIT B

TO FIRST AMENDMENT TO CREDIT AGREEMENT

Exhibit D. to Credit Agreement (Form of Compliance Certificate)

See attached.

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

To: Post Road Administrative LLC, as the Administrative Agent

Please refer to the Credit Agreement dated as of November 17, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among T3 COMMUNICATIONS, INC. a Nevada corporation (the “Company”), the Subsidiaries of the Company that are or from time to time may become parties hereto, various Persons, as Lenders, and Post Road Administrative LLC, as the Administrative Agent. Capitalized terms used but not elsewhere defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

I. Financial Statements. Enclosed herewith is a copy of the [annual audited/monthly] financial statements of the Company as at [ ] (the “Computation Date”), which statements fairly present in all material respects the financial condition and results of operations (subject, in the case of monthly statements, to the absence of footnotes and to normal year-end adjustments) of the Company as of the Computation Date and, in the case of (i) interim financial statements that have been prepared in accordance with the Company’s past accounting practices consistently applied and (ii) annual audited financial statements have been prepared in accordance with GAAP consistently applied.

II. Operating Report. Enclosed herewith is an operating report showing bookings, and customer churn as of the Computation Date or the applicable period then ending.

III. Underlying Calculations. Enclosed herewith is a copy of the spreadsheets and other calculations used to calculate the financial tests below.

IV. Financial Tests. The Company hereby certifies and warrants to the Administrative Agent and each Lender that the following is a true and correct computation as at the Computation Date of the following ratios and/or financial restrictions contained in the Credit Agreement and each of the enclosed are true and correct as at the Computation Date for the applicable period or Fiscal Quarter ending as of the Computation Date as required under Section 11.12 of the Credit Agreement:

1.	Maximum Senior Leverage Ratio as of the last day of the Fiscal Quarter ending on the Computation Date (Section 11.12.2)

a.	Senior Debt	$_____________

b.	EBITDA (from item 2(j) below)	$_____________

c.	Ratio of 1(a) to 1(b)	________ to 1.00

d.	Maximum Allowed	________ to 1.00

e.	In compliance? (Yes/No)	_____________

2.	Minimum EBITDA as of the last day of the Fiscal Quarter ending on the Computation Date (Section 11.12.3)

a.	Consolidated Net Income	$______________

b.	Interest Expense	$______________

c.	Income tax expense	$______________

d.	Depreciation and amortization	$______________

e.	Professional fees and other fees, costs and expenses with respect to the transactions contemplated by the Credit Agreement (including with respect to the acquisitions consummated on or about the Closing Date) incurred by the Loan Parties during such period in an aggregate amount not to exceed $200,000	$______________

f.	One-time non-recurring expenses not exceeding $200,000 per year in the aggregate	$______________

g.	Amounts paid by the Company with respect to board fees and expenses, in an amount not exceeding $50,000 per year in the aggregate	$______________

h.	Sum of 2(a) through 2(h) above	$______________

i.	Without duplication and to the extent included in determining such Consolidated Net Income, proceeds of insurance, other than business interruption insurance	$______________

j.	2(h) minus 2(i)	$______________

k.	Minimum allowed	$______________

l.	In compliance? (Yes/No)	______________

3.	Minimum Liquidity as of the last day of the Fiscal Quarter ending on the Computation Date (Section 11.12.4)

a.	Cash on hand	$ _____________

b.	Minimum allowed	$ _____________

c.	In compliance? (Yes/No)	______________

4.	Maximum Capital Expenditures as of the last day of the Fiscal Year ending on the Computation Date (Section 11.12.5)

a.	Capital Expenditures	$ _____________

b.	Maximum allowed	$379,190.00

c.	In compliance? (Yes/No)	______________

5.	Minimum Fixed Charge Coverage Ratio as of the last day of the Fiscal Quarter ending on the Computation Date (Section 11.12.6)

a.	EBITDA for the preceding four consecutive Fiscal Quarters (from item 2(j) above)	$ _____________

b.	Actual amount paid by the Company and its Subsidiaries in cash during such period on account of:

i.	Capital Expenditures (excluding Capital Expenditures constituting payments in respect of Capital Lease obligations and Capital Expenditures financed by Debt permitted under Section 11.1(b) of the Credit Agreement) in accordance with Section 11.11.4 of the Credit Agreement	$ _____________

ii.	Current portion of all income Taxes	$ _____________

iii.	Restricted Payments	$ _____________

iv.	Sum of 5(b)(i) through 5(b)(iii) above	$ _____________

c.	5(a) plus 5(b)(iv)	$ _____________

d.	For the preceding four Fiscal Quarters:

i.	Cash Interest Expense for such period	$ _____________

ii.	Scheduled principal payments made or scheduled to be made on Total Debt during such period	$_____________

iii.	5(d)(i) plus 5(d)(ii)	$_____________

e.	Ratio of 5(c) to 5(d)(iii)	___to 1.00

f.	Minimum allowed	1.50 to 1.00

g.	In compliance? (Yes/No)	_____________

6.	Maximum Churn ending on the Computation Date (Section 11.12.7)

a.	lost monthly Recurring Revenue from clients or Account Debtors of the Company at the commencement of the applicable trailing three month period	$_____________

b.	new monthly Recurring Revenue from clients or Account Debtors of the Company at the commencement of the applicable trailing three month period	$_____________

c.	6(a) minus 6(b) above	$_____________

d.	the Company’s monthly Recurring Revenue at the commencement of such trailing three month period	$_____________

e.	6(c) divided by 6(d) above	________%

f.	Maximum allowed	________3.00%

g.	In compliance? (Yes/No)	________

The Company further certifies the Administrative Agent and the Lenders that no Event of Default or Unmatured Event of Default has occurred and is continuing.

IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed and delivered by its duly authorized officer on __________,___.

T3 COMMUNICATIONS, INC.

By:
Name:
Title: